Registration No. 333-___________

As filed with the Securities and Exchange Commission on January 15, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GIGA-TRONICS INCORPORATED

(Exact name of registrant as specified in its charter)

California	94-2656341
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

5990 Gleason Drive, Dublin, California	94568
(Address of principal executive offices)	(Zip code)

The Giga-tronics Incorporated Amended and Restated 2018 Equity Incentive Plan

(Full title of the plan)

With a copy to:
John R. Regazzi Chief Executive Officer 5990 Gleason Drive Dublin, California 94568 (Name and Address of agent for service)	David J. Gershon, Esq. Sheppard, Mullin, Richter and Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, California 94111 Telephone: (415) 434-9100
(925) 328-4650 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to	Proposed maximum	Proposed maximum	Amount of
to be registered	be registered(1)	offering price per share (2)	aggregate offering price (2)	registration fee
Common Stock, no par value	250,000	$3.38	$845,000	$92.19

(1) This Registration Statement covers 250,000 shares issuable under the Amended and Restated Giga-tronics Incorporated 2018 Equity Incentive Plan (the “Plan”) that became authorized when the Plan was amended and restated effective September 17, 2020 upon shareholder approval. The registrant previously registered 2,500,000 shares originally issuable under the Plan under a Form S-8 registration statement filed on October 17, 2018, which shares now represent 166,666 shares following a one-for-fifteen reverse split of the registrant’s common stock effective December 12, 2019. This Registration Statement shall also cover any additional shares of the registrant's common stock that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of the common stock on the over-the-counter market of $3.38 on January 13, 2021 pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional note to Part I of Form S-8 as promulgated by the U.S. Securities and Exchange Commission (the “Commission”), the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Giga-tronics Incorporated (the “Registrant”) hereby incorporates by reference into this registration statement the following documents, which have been filed with the Commission:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 28, 2020 filed with the Commission on May 28, 2020 (including the portions of the Registrant’s Definitive Proxy Statement for its 2020 Annual Meeting of Shareholders incorporated by reference therein, which was filed on July 23,2020);

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2020 filed with the Commission on August 6, 2020;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2020 filed with the Commission on November 5, 2020;

(d)

the Registrant’s Current Reports on Form 8-K filed with the Commission on April 27, 2020, June 24, 2020 (as amended on July 21, 2020), July 23, 2020, September 23, 2020, September 25, 2020, October 13, 2020 and December 31, 2020; and

(e)

the description of the Registrant’s common stock included in the Registrant’s Registration Statement on Form 8-A filed on July 31, 1984 and any amendment or report filed for the purpose of updating such description, and any amendment or report filed for the purpose of updating such description, including Exhibit 4.1 to the Registrant's Annual Report on Form 10-K filed with the Commission on May 28, 2020.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. The Registrant expressly excludes from such incorporation information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under California law. The Articles of Incorporation also provides that the Registrant is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders. Directors and officers enter into indemnification agreements with the registrant under which the registrant indemnifies them to the full extent authorized by the provisions of the California Corporations Code, as it may be amended from time to time, subject to certain limitations. Section 5.01 of the Registrant’s bylaws provides that the corporation shall indemnify its directors, and, by action of the Board of Directors, may indemnify each of its other agents, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by such person by reason of such person's having been made or having threatened to be made a party to a proceeding in excess of the indemnification otherwise permitted by the provisions of Section 317 of the California Corporations Code subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

The Registrant also maintains officers and director’s liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit	Description
5.1	Opinion of Sheppard Mullin Richter & Hampton LLP as to the securities being registered.
10.1	Giga-tronics Incorporated Amended and Restated 2018 Equity Incentive Plan (incorporated herein by reference to the Appendix the Registrant’s Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Shareholders filed with the Commission on July 23, 2020).
23.1	Consent of Independent Registered Public Accounting Firm, Armanino LLP
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to this Registration Statement).

Item 9. Undertakings.

The Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California on January 15, 2021.

GIGA-TRONICS INCORPORATED

By:	/s/ John R. Regazzi
John R. Regazzi
Chief Executive Officer and President

POWER OF ATTORNEY

Each of the undersigned officers and directors does hereby constitute and appoint John R. Regazzi and Lutz P. Henckels, and each of them, or their substitute or substitutes, as his or her true and lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorneys and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement and to any and all instruments, documents or exhibits filed as part of or in conjunction with this registration statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof. In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Gordon L. Almquist	Director	January 15, 2021.
Gordon L. Almquist

/s/ Lutz P. Henckels Lutz P. Henckels	Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer) and Director	January 15, 2021

/s/ John R. Regazzi John R. Regazzi	Chief Executive Officer (Principal Executive Officer) and Director	January 15, 2021

/s/ William J. Thompson	Director and Chairman of the Board	January 15, 2021
William J. Thompson

/s/ Thomas E. Vickers	Director	January 15, 2021.
Thomas E. Vickers